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   Omnicare, Inc. o 100 East RiverCenter Boulevard o Suite 1600 o Covington,
                Kentucky 41011 o 859/392-3300 o 859/392-3360 Fax


OMNICARE                                                           NEWS RELEASE
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[LOGO]                                                          CONTACT:
                                                                Cheryl D. Hodges
                                                                (859) 392-3331

                        Omnicare to Make Private Offering
                  of $300 Million of Senior Subordinated Notes and Refinance its Existing Credit Facilities

         COVINGTON, KENTUCKY, March 6, 2001...Omnicare, Inc. (NYSE:OCR) today announced that it intends to raise approximately $300 million through a private placement of its Senior Subordinated Notes due 2011. Omnicare also announced that it has received commitments relating to a new $495 million revolving credit facility, which would replace its existing credit facilities.

         Omnicare intends to use the net proceeds of the note offering and borrowings under its proposed new credit facility to repay outstanding bank debt under its existing credit facilities, at which time the existing credit facilities would terminate. In addition, borrowings under the proposed new credit facility would be available for general corporate purposes, including the funding of potential healthcare acquisitions.

         The offering of the notes, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers and outside the United States to non-U.S. investors. Closing of the new credit facility is subject to the negotiation of definitive agreements, completion of the note offering and other conditions.

         The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

         Omnicare, based in Covington, Kentucky, is a leading geriatric pharmaceutical care company. Omnicare is the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional health care providers. Omnicare also provides comprehensive clinical research services for the pharmaceutical and biotechnology industries in 23 countries worldwide.

         Statements in this press release concerning the note offering and the refinancing of Omnicare's bank debt and other statements that are not historical are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions, trends for the continued growth of the businesses of Omnicare, the inability to consummate the note offering or the refinancing of bank debt due to internal or







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external factors and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

         For more information on Omnicare, Inc., via the Internet, including a full menu of news releases, visit www.omnicare.com or http://prnewswire.com/comp/136781.html.







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